  Exhibit 99.1

NEW AGE BEVERAGES CORPORATION ACHIEVES HIGHEST
FIRST QUARTER SALES ON RECORD IN Q1 2018, DESPITE SIGNIFICANT INVENTORY SHORTAGES DUE TO WORKING CAPITAL CONSTRAINTS

DENVER, COLORADO, MAY 15, 2018 – NEW AGE BEVERAGES CORPORATION (NASDAQ: NBEV), the Colorado-based organic and natural healthy functional beverage company dedicated to making a difference for consumers with better-for-you alternatives, today announced the achievement of its highest first quarter sales ever of $12.8 million, despite a negative impact of approximately $3.5 on revenue from inventory shortfalls.

KEY HIGHLIGHTS:

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Gross revenues up 11.6% to $12.8 million for the quarter, on excellent growth in January and February, offset by an inventory shortfall impact in March
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Gross margin maintained at 26.4%, negatively impacted by higher costs of goods sold and shipping expense associated with production and transfers to meet customer needs
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Retail distribution in US Divisions has increased by around 85,000 new points, most of which occurs in Q2, on existing and new higher margin products
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International was up more than 300% in the quarter on targeted expansion of core brands in core growth markets

Brent Willis, Chief Executive Officer of New Age Beverages, commented, “We started off so strong in the beginning of the year, but the delay in the closing of our credit facility which impacted our ability to purchase inventory to meet demand, significantly hurt us in March and to a degree in April. Independent of the impact, the International Division, E-Commerce Division, and Foodservice Division all posted triple digit increases off of smaller bases, but are expected to materially contribute in ’18. We are now caught up (for the moment) on inventory, and are looking to place the new credit facility as soon as possible to meet increasing demand for our brands in significantly broader distribution.”

 Q1 2018 FINANCIAL RESULTS

For the three-month period ending March 31, 2018, gross revenues reached $12,767,789 versus $11,437,638 in the prior year, an increase of 11.6%. Net revenues less discounts, returns and billbacks reached $11,558,203 versus $10,787,801 in the prior year.

Gross profit (not including shipping expense) reached 26.4% of net sales, in line with the first quarter in 2017. Gross profit exceeded 33% in January, offset by increased production and shipping costs as a result of the working capital limitations throughout the rest of the quarter.

Total operating expenses for the quarter were $5,104,056 as compared to $2,242,607 in the first quarter of 2017, reflective of primarily non-cash expenses including increased amortization on the $20 million of intangible assets added to the balance sheet, and the stock option and stock expense associated with the 5 acquisitions and company integrations over the past two years. EBITDA on an adjusted basis for the three month period ending March 31, 2018 was ($1,286,552) primarily as a result of the impact on revenue from the inventory shortfall.

About New Age Beverages Corporation (NASDAQ: NBEV)
New Age Beverages Corporation is a Colorado-based healthy functional beverage company that was created in 2016 and 2017 with the combination of Búcha Live Kombucha®, XingTea®, Coco-Libre®, and Marley®, to create a one-stop-shop solution for retailers and distributors providing healthier beverages in the disruptive growth segments of the $870 Billion-dollar non-alcoholic beverage industry. In that period, New Age has become the 54th largest beverage company, the 8th largest healthy beverage company, and the fastest growing in the world. New Age competes Ready to Drink (RTD) Tea, RTD Coffee, Kombucha, Energy Drinks, Relaxation Drinks, Coconut Waters, Functional Waters, and Rehydration Beverages with the brands Búcha® Live Kombucha, XingTea®, XingEnergy®, Marley One Drop®, Marley Mellow Mood®, Marley Mate™, Marley Cold Brew™, Coco-Libre®, PediaAde™, and Aspen Pure® PH and Aspen Pure® Probiotic Water. The Company’s brands are sold across all 50 states within the US and in more than 10 countries internationally across all channels via direct and store door distribution systems. The company operates the websites www.newagebev.com, www.newagehealth.us, www.mybucha.com, www.xingtea.com, www.aspenpure.com, www.drinkmarley.com,  www.cocolibre.com, and https://shop.newagebev.com.

New Age has exclusively partnered with the world's 5th largest water charity, WATERisLIFE, to end the world water crisis with the most innovative technologies available. Donate at WATERisLIFE.com to help us #EnditToday.

Safe Harbor Disclosure
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company including statements regarding New Age Beverage’s expectation to see continued growth. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. New Age Beverages competes in a rapidly growing and transforming industry, and other factors disclosed in the Company's filings with the Securities and Exchange Commission might affect the Company’s operations. Unless required by applicable law, NBEV undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries about New Age Beverages Corporation please contact:

Cody Slach, Liolios Group, Inc.
Investor Relations Counsel
Tel 949-574-3860
NBEV@Liolios.com

New Age Beverages Corporation
Chuck Ence, CFO
303-289-8655
Cence@newagebev.com